INTL FCStone Inc. Acquires G.X. Clarke & Co., an Institutional Dealer in U.S. Government Securities, Federal Agency and Mortgage Backed Securities

NEW YORK, November 12, 2014 - INTL FCStone Inc. (NASDAQ: INTL), today announced it has reached agreement to acquire G.X. Clarke & Co., an SEC-registered institutional dealer in fixed-income securities. The closing of the transaction is subject to conditions precedent, including regulatory approvals, and is expected to occur early in 2015.

Following the acquisition, G.X. Clarke & Co. will continue to be managed by six of its current partners, while the firm’s founders, Mr. Griffith X. Clarke, Mr. Daniel J. Lennon and Mr. David G. Gordon, will retire, and certain other partners will retire or leave. As a wholly-owned subsidiary of INTL FCStone Inc. it will be renamed INTL FCStone LP, offering the same products and services as it currently does, with the additional support of INTL FCStone Inc.’s larger capital, operational resources and product range. It is envisioned that this entity will in due course be merged with other regulated entities of INTL FCStone Inc. in the U.S., dependent upon regulatory approval.

G.X. Clarke & Co., founded in 1979 and based in New Jersey, transacts in U.S. treasuries, federal agency and mortgage-backed securities. It is a FINRA member with an institutional client base consisting of asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies.

The purchase price payable by INTL FCStone Inc. will be equal to G.X. Clarke & Co.’s net tangible book value at closing of approximately $26 million plus a premium of $1.5 million, and up to a further $1.5 million over the next three years, subject to the achievement of certain profitability thresholds. Based on the unaudited results of the first three quarters of 2014 and estimates for the remainder of the year, the business is projected to earn net revenues of approximately $29 million and net income before tax of approximately $4.5 million in the year ending December 31, 2014, excluding the costs of this transaction.

“G.X. Clarke & Co. brings a proven and highly regarded expertise in all aspects of the U.S. rates market - a new and exciting capability for our Company and for our existing clients.  G.X. Clarke also has deep relationships with over 700 institutional accounts providing a value added approach consistent with the INTL FCStone philosophy,” Sean O’Connor, CEO of INTL FCStone, said. “We look forward to cementing these relationships with continued high quality service in the U.S. rates markets and by offering INTL FCStone’s broader array of products and services.”

“We are looking forward to becoming a part of this dynamic, customer-centric, and forward-looking organization,” commented Bernard S. Spanger. “This acquisition gives us the ability to continue serving our client base with a wider range of products and backed by the greater resources of INTL FCStone.” Along with Bernard S. Spanger, the partners remaining with the firm include Steven A. Dey, John G. Devine, Steven E. Kelly, Salvatore V. Ursida and Robert A. LaForte.

About INTL FCStone Inc.

INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Its revenues are derived primarily from financial products and advisory services that fulfill clients’ needs and provide bottom-line benefits to their businesses. INTL creates added value for clients by providing access to global financial markets using industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. INTL’s client-first approach engenders trust, and has enabled INTL to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com

CONTACT:
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com